News Release
(Nasdaq:GKSR)
5995 Opus Parkway
Minnetonka, MN 55343-9078
952.912.5500
952.912.5999 Fax
www.gkservices.com
For Further Information:
At the Company:
Jeffrey L. Wright, Senior Vice President and Chief Financial Officer
Glenn L. Stolt, Vice President and Treasurer
Shayn R. Carlson, Director of Investor Relations
(952) 912-5500
FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 20, 2006
G&K SERVICES STRENGTHENS EXECUTIVE TEAM;
ANNOUNCES PRESIDENT OF DIRECT PURCHASE AND
BUSINESS DEVELOPMENT
MINNEAPOLIS, MN, November 20, 2006 – G&K Services, Inc. (Nasdaq:GKSR), a market leader in branded identity apparel programs and facility services, announced today that Douglas A. Milroy has been named President, Direct Purchase and Business Development. In this position, Mr. Milroy will be joining the G&K Services executive team, and will lead G&K’s direct purchase business and the company’s strategic business development initiatives. He will report to Richard Marcantonio, chairman and chief executive officer.
“We’re excited to have Doug join the G&K team,” said Mr. Marcantonio. “Doug’s extensive leadership experience and broad business background strengthens our management team and will enhance our position in this key growth area.”
Mr. Milroy joins G&K with more than 20 years of global leadership experience in business to business organizations. Most recently, he was managing director of The Milroy Group, a firm focused on the acquisition and management of industrial companies in partnership with other investors. Prior to that, he held senior positions at Ecolab, FMC Corporation and McKinsey & Company.
“Our customers increasingly look to direct sales programs to enhance their image, brand, identity and security needs,” said Mr. Marcantonio. “Doug’s track record of success and proven leadership ability provides a strong foundation to accelerate our direct sales momentum and increase our competitive advantage.”
Mr. Milroy holds a Bachelor of Mechanical Engineering degree from the University of Minnesota. He later earned his M.B.A. from the Harvard Business School.
Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2006.
About G&K Services, Inc.
Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.
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